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                                                                     EXHIBIT 5.2

             [MORRISON COHEN SINGER & WEINSTEIN, LLP LETTERHEAD]

                                    735-8600

                                 January 4, 1999

Aqua-Chem, Inc.
7800 North 113th Street
P.O. Box 421
Milwaukee, WI 53201

Re:      Form S-4 Registration Statement for Aqua-Chem, Inc.
         $125,000,000 11 1/4 % Senior Subordinated Notes Due 2008

Gentlemen:

           We have acted as special New York counsel to Aqua-Chem, Inc., a Delaware corporation (the "Company" or "Registrant"), in connection with the proposed issuance by the Company of up to $125,000,000 of its 11 1/4 % Senior Subordinated Notes Due 2008 (the "Exchange Notes" or the "Securities") in an exchange offer (the "Exchange Offer") for the Company's existing 11 1/4 % Senior Subordinated Notes Due 2008 issued on June 23, 1998 (the "Existing Notes"), to which Securities and Exchange Offer the Registration Statement referred to above relates. Capitalized terms not otherwise defined herein shall have the meanings assigned thereto in the Registration Statement.

           In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Certificate of Incorporation of the Registrant, as amended, (b) the By-Laws of the Registrant, (c) resolutions adopted by the Board of Directors of the Registrant on June 1, 1998, and by the Pricing Committee of the Board of Directors of the Registrant dated June 18, 1998, (d) the Indenture, and (e) the form of the Securities.
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           We have also examined such other documents, records, certificates and agreements, and have made such legal and factual investigations, as we have deemed necessary to enable us to render the opinions expressed herein. As to the various matters of a factual nature forming the basis for our opinions herein, we have relied, to the extent we deemed appropriate, upon various representations made and information furnished to as by various representatives of the Registrant. We have assumed the authenticity of all documents and instruments represented to us to be originals and the conformity to originals of all documents and instruments represented to us to be copies of originals.

         Based on the foregoing, and upon the assumptions, qualifications, and exceptions set forth in this opinion letter, we are of the opinion that the Securities being offered by the Registrant, when duly executed, authenticated, issued and delivered against payment of the consideration therefor (consisting of the exchange of a like amount of Existing Notes) as contemplated by the Indenture, will be the valid, legal and binding obligations of the Company enforceable against the Company in accordance with their terms.

           The opinion set forth in this opinion letter concerning the validity, legally binding nature or enforceability of any provision of the Securities is subject to (i) the application of bankruptcy, insolvency, avoidance, usury, bulk transfer, reorganization, moratorium or other laws affecting the rights and remedies of creditors, including, without limitation, any statutory or other law regarding fraudulent conveyances and (ii) the application of equitable principles and public policy considerations (including, without limitation, principles of commercial reasonableness, good faith and fair dealing) regardless of whether such principles and considerations are considered in a proceeding in equity or at law.

           We are admitted to practice in the state of New York, and we express no opinion as to matters involving the application of laws other than the laws of the State of New York, the corporate laws of the State of Delaware or the federal laws of the United States.

           This opinion letter is based upon currently existing laws statutes, rules, ordinances and regulations and judicial decisions, and is rendered as of the date hereof. We disclaim any obligation to advise you of any changes of any of these sources of law or subsequent developments in law or changes in facts or circumstances which might affect any matters or opinions

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set forth in this opinion letter. Please note that we are opining only as to the matters expressly set forth in this opinion letter, and no opinion should be inferred as to any other matters.

           This opinion is being furnished to you solely for your benefit and for purposes of compliance with applicable requirements in connection with the preparation and filing of the Registration Statement. This opinion may not be used for any other purpose, or furnished to, quoted to or relied upon by any other person or entity without our prior written consent.

           We consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and any amendments thereto (including post-effective amendments) and to the reference to this firm and to this opinion under the caption "LEGAL MATTERS" in the Prospectus which forms a part of the Registration Statement.

                                           Very truly yours,

                                           /s/     Morrison Cohen Singer &
                                                   Weinstein, LLP

                                          Morrison Cohen Singer & Weinstein,
                                          LLP






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